                                                                    EXHIBIT 10.1
--------------------------------------------------------------------------------


                          LOAN AND SECURITY AGREEMENT

                                by and between

                           IMAGE ENTERTAINMENT, INC.

                                      and

                         FOOTHILL CAPITAL CORPORATION

                         Dated as of December 28, 1998





================================================================================

                               TABLE OF CONTENTS
                               -----------------


1.    DEFINITIONS AND CONSTRUCTION.........................   1
      1.1   Definitions....................................   1
      1.2   Accounting Terms...............................   14
      1.3   Code...........................................   14
      1.4   Construction...................................   14
      1.5   Schedules and Exhibits.........................   14
2.    LOAN AND TERMS OF PAYMENT............................   14
      2.1   Revolving Advances.............................   14
      2.2   Letters of Credit and Letter of Credit
            Guarantees.....................................   15
      2.3   Capital Expenditure Loan.......................   17
      2.4   Overadvances...................................   18
      2.5   Interest:  Rates, Payments, and Calculations...   18
      2.6   Collection of Accounts.........................   19
      2.7   Crediting Payments; Application of Collections.   19
      2.8   Statements of Obligations......................   19
      2.9   Designated Account.............................   20
     2.10   Fees.  Borrower shall pay to Foothill the
            following fees:................................   20
     2.11   Expense Deposit................................   21
3.   CONDITIONS; TERM OF AGREEMENT.........................   21
      3.1   Conditions Precedent to Initial Advance,
            Capital Expenditure Loan, L/C, L/C Guaranty....   21
      3.2   Conditions Precedent to All Advances, Capital
            Expenditure Loans, L/Cs, or L/C Guarantees.....   23
      3.3   Term; Automatic Renewal........................   23
      3.4   Effect of Termination..........................   23
      3.5   Early Termination by Borrower..................   24
      3.6   Termination Upon Event of Default..............   24
4.   CREATION OF SECURITY INTEREST.........................   24
      4.1   Grant of Security Interest.....................   24
      4.2   Negotiable Collateral..........................   24
      4.3   Collection of Accounts, General Intangibles,
            Negotiable Collateral..........................   25
      4.4   Delivery of Additional Documentation Required..   25
      4.5   Power of Attorney..............................   25
      4.6   Right to Inspect...............................   26
5.   REPRESENTATIONS AND WARRANTIES........................   26
      5.1   No Prior Encumbrances..........................   26
      5.2   Eligible Accounts..............................   26
      5.3   Eligible Inventory.............................   26
      5.4   Location of Inventory and Equipment............   27

      5.5   Inventory Records..............................   27
      5.6   Location of Chief Executive Office; FEIN.......   27
      5.7   Due Organization and Qualification; No
            Subsidiaries...................................   27
      5.8   Due Authorization; No Conflict.................   27
      5.9   Litigation.....................................   27
     5.10   No Material Adverse Change in Financial
            Condition......................................   27
     5.11   Solvency.  Borrower is Solvent.................   27
     5.12   Employee Benefits..............................   28
     5.13   Environmental Condition........................   28
     5.14   Reliance by Foothill; Cumulative...............   28
     5.15   Year 2000 Compliance...........................   28
     5.16   Brokerage Fees.................................   28
     5.17   License Agreements.............................   29
6.   AFFIRMATIVE COVENANTS.................................   29
      6.1   Accounting System..............................   29
      6.2   Collateral Reports.............................   29
      6.3   Schedules of Accounts..........................   29
      6.4   Financial Statements, Reports, Certificates....   29
      6.5   Tax Returns....................................   31
      6.6   Designation of Inventory.......................   31
      6.7   Returns........................................   31
      6.8   Title to Equipment.............................   31
      6.9   Maintenance of Equipment.......................   31
     6.10   Taxes..........................................   31
     6.11   Insurance......................................   31
     6.12   Financial Covenant.............................   32
     6.13   No Setoffs or Counterclaims....................   32
     6.14   Location of Inventory and Equipment............   32
     6.15   Compliance with Laws...........................   32
     6.16   Leases.........................................   33
     6.17   License Agreements.............................   33
     6.18   Year 2000 Compliance...........................   33
7.   NEGATIVE COVENANTS....................................   33
      7.1   Indebtedness...................................   34
      7.2   Liens..........................................   34
      7.3   Restrictions on Fundamental Changes............   34
      7.4   Change Name....................................   34
      7.5   Guarantee......................................   34
      7.6   Restructure....................................   34
      7.7   Prepayments....................................   34
      7.8   Change of Control..............................   35
      7.9   Capital Expenditures...........................   35

     7.10   Consignments...................................   35
     7.11   Distributions..................................   35
     7.12   Accounting Methods.............................   36
     7.13   Investments....................................   36
     7.14   Transactions with Affiliates...................   37
     7.15   Suspension.....................................   37
     7.16   Use of Proceeds................................   37
     7.17   Change in Location of Chief Executive Office;
            Inventory and Equipment with Bailees...........   37
     7.18   Amendment or Termination of License Agreements.   37
8.   EVENTS OF DEFAULT.....................................   37
9.   FOOTHILL'S RIGHTS AND REMEDIES........................   39
      9.1   Rights and Remedies............................   39
      9.2   Remedies Cumulative............................   41
10.  TAXES AND EXPENSES....................................   41
11.  WAIVERS; INDEMNIFICATION..............................   42
     11.1   Demand; Protest; etc...........................   42
     11.2   Foothill's Liability for Collateral............   42
     11.3   Indemnification................................   42
12.  NOTICES...............................................   42
13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER............   43
14.  DESTRUCTION OF BORROWER'S DOCUMENTS...................   44
15.  GENERAL PROVISIONS....................................   44
     15.1   Effectiveness..................................   44
     15.2   Successors and Assigns.........................   44
     15.3   Confidentiality................................   45
     15.4   Section Headings...............................   45
     15.5   Interpretation.................................   45
     15.6   Severability of Provisions.....................   45
     15.7   Amendments in Writing..........................   45
     15.8   Counterparts; Telefacsimile Execution..........   45
     15.9   Revival and Reinstatement of Obligations.......   46
    15.10   Integration....................................   46

       SCHEDULES AND EXHIBITS
       ----------------------

Schedule E-1 Eligible Inventory Locations
Schedule P-1 Permitted Liens
Schedule 5.7 Subsidiaries
Schedule 5.9 Litigation
Schedule 5.17 License Agreements
Schedule 6.14 Location of Inventory and Equipment

Exhibit C-1 Form of Capital Expenditure Note
Exhibit C-2 Form of Compliance Certificate
Exhibit T-1 Form of Trademark Security Agreement

                          LOAN AND SECURITY AGREEMENT
                          ---------------------------

     This LOAN AND SECURITY AGREEMENT, is entered into as of December 28, 1998, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and IMAGE ENTERTAINMENT, INC., a California corporation ("Borrower"), with its chief executive office located at 9333 Oso Avenue, Chatsworth, California 91311.

     The parties agree as follows:

     1. DEFINITIONS AND CONSTRUCTION.

          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          "Account Debtor" means any Person who is or who may become obligated
           --------------
under, with respect to, or on account of an Account.

          "Accounts" means all currently existing and hereafter arising
           --------
accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "Advances" has the meaning set forth in Section 2.1(a).
           --------

          "Affiliate" means, as applied to any Person, any other Person directly
           ---------
or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Loan and Security Agreement and any extensions,
           ---------
riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

          "Applicable Margin" means one percentage point (100 basis points);
           -----------------
provided, however, (i) in the event that Borrower's net income before tax
--------  -------
exceeds $315,000 for Borrower's fiscal year ended March 31, 1999 (as supported by Borrower's audited annual financial statements provided by Borrower to Foothill pursuant to Section 6.4(c) hereof), and provided that no Event of Default shall have occurred and is continuing and that Borrower's audited annual financial statements provided to Foothill pursuant to Section 6.4(c) hereof for its fiscal year ended March 31, 1999 are accompanied by the unqualified report thereon of Borrower's independent certified public accountants reasonably acceptable to Foothill, the Applicable Margin shall be reduced by one-quarter of one percentage point (25 basis points) from one percentage point (100 basis points) to three-quarters of one percentage point (75 basis points), such reduction to be effective as of the first day of the calendar month following Foothill's receipt of Borrower's audited financial statements for its fiscal year ended March 31, 1999 in compliance with Section 6.4(c) hereof; and (ii) in the event that Borrower's net income before tax exceeds $4,580,000 for Borrower's fiscal year ended March 31, 2000 (as supported by Borrower's audited annual financial statements provided by Borrower to Foothill pursuant to Section 6.4(c) hereof), and provided that no Event of Default shall have occurred and is continuing and that Borrower's audited annual financial statements provided to Foothill pursuant to Section 6.4(c) hereof for its fiscal year ended March 31, 2000 are accompanied by the unqualified report thereon of Borrower's independent certified public accounts reasonably acceptable to Foothill, the Applicable Margin shall be reduced by an additional one-quarter of one percentage point (25 basis points) to a maximum reduction in the Applicable Margin, assuming the reduction provided for in clause (i) above became effective, from three quarters of one percentage point (75 basis points) to one-half of one percentage point (50 basis points), such additional reduction to become effective as of the first day of the calendar months following Foothill's receipt of Borrower's audited financial statements for its fiscal year ended March 31, 2000 in compliance with
Section 6.4(c) hereof.

          "Asset Purchase Agreement" means that certain Asset Purchase Agreement
           ------------------------
dated August 20, 1998 between Crane and Image Newco, Inc.

          "Authorized Officer" means any officer of Borrower.
           ------------------

          "Average Unused Portion of Maximum Revolving Credit Amount" means (a)
           ---------------------------------------------------------
the Maximum Revolving Credit Amount; less (b) the sum of:  (i) the average Daily
                                     ----
Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of
                                        ----
the undrawn L/Cs and L/C Guarantees issued by Foothill under Section 2.2 that were outstanding during the immediately preceding month.

          "BA Leasing" means BankAmerica Leasing & Capital Corporation.
           ----------

          "BofA" means Bank of America National Trust and Savings Association in
           ----
Nevada.

          "BofA Mortgagee Waiver" means a collateral access and personal
           ---------------------
property subordination agreement entered into between Foothill and BofA, the terms of which are acceptable to Foothill.

          "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.
           ---------------
(S) 101 et seq.), as amended, and any successor statute.
        ------

          "Benefit Plan" means a "defined benefit plan" (as defined in Section
           ------------
3(35) of ERISA) for which Borrower, any subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

          "Borrower" has the meaning set forth in the preamble to this
           --------
Agreement.

          "Borrower's Books" means all of Borrower's books and records
           ----------------
including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral or the Real Property) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information.

          "Borrowing Base" has the meaning set forth in Section 2.1.
           --------------

          "Business Day" means any day which is not a Saturday, Sunday, or other
           ------------
day on which national banks are authorized or required to close.

          "Capital Expenditure Loan" means one or more of the term loans made,
           ------------------------
or to be made, by Foothill to Borrower pursuant to the terms of Section 2.3 hereof.

          "Capital Expenditure Loan Commitment"  has the meaning set forth in
           -----------------------------------
Section 2.3 hereof.

          "Capital Expenditure Loan Note"  has the meaning set forth in Section
           -----------------------------
2.3 hereof, which note shall be in the form of Exhibit C-1 attached hereto.
                                               -----------

          "Cash Equivalents" shall mean, as to any Person, (a) securities issued
           ----------------
or directly and fully guarantied or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the
                            --------
United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (b) certificates of deposit of any commercial bank incorporated under the laws of the United States or any state thereof, of recognized standing having capital and unimpaired surplus in excess of $200,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-2 or the equivalent thereof by Standard & Poor's Corporation ('S&P') or at least P-2 or the equivalent thereof by Moody's Investors Services, Inc. ('Moody's')(any such bank, an 'Approved Bank'), with such deposits or certificates having maturities of not more than one year from the date of acquisition, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and
(b) above entered into with any Approved Bank, (d) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's and in each case maturing not more than one year after the date of acquisition, and (e) investments in money market funds that are registered under the Investment Company Act of 1940, which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clause (a) through (d) above. All such Cash Equivalents must be denominated solely for payment in U.S. Dollars.

          "Change of Control" shall be deemed to have occurred at such time as a
           -----------------
"person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but exclusive of IIC, so long as it continues to be owned and controlled by Messrs. John W. Kluge and Stuart Subotnick, or their respective heirs) becomes the "beneficial owner" (as defined in Rule

13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

          "Closing Date" means the date of the initial advance hereunder or the
           ------------
date of the initial issuance of an L/C or an L/C Guaranty hereunder or the date of the making of the initial Capital Expenditure Loan hereunder, whichever occurs first.

          "Code" means the California Uniform Commercial Code.
           ----

          "Collateral" means all of Borrower's right, title, and interest in and
           ----------
to each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Investment Property; the Negotiable Collateral; any money or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Collateral Access Agreement" means a landlord waiver, mortgagee
           ---------------------------
waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

          "Collections" means all cash, checks, notes, instruments, and other
           -----------
items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

          "Compliance Certificate"  means a certificate substantially in the
           ----------------------
form of Exhibit C-2 and delivered by the chief accounting officer of Borrower to
        -----------
Foothill.

          "Crane" means Ken Crane's Magnavox City, Inc. d/b/a Ken Crane's Home
           -----
Entertainment, a California corporation.

          "Daily Balance" means the amount of an Obligation owed at the end of a
           -------------
given day.

          "Designated Account" means account number 3030148974 of Borrower
           ------------------
maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

          "Designated Account Bank" means Union Bank of California, N.A., whose
           -----------------------
office is located at 5855 Topanga Canyon Boulevard, Suite 200, Woodland Hills, California, 91367, and whose ABA number is 122-000-496.

          "Dilution Reserve" means, as of the date of any determination, an
           ----------------
amount equal to (a) the amount of Eligible Accounts, times (b) the amount (expressed as a percentage and calculated based upon the prior twelve month period) of Borrower's Accounts which were the subject of credit memoranda and other dilution in excess of ten percent (10%).

          "Disbursement Letter" means an instructional letter executed and
           -------------------
delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

          "DVD" means digital video disc optical format.
           ---

          "Early Termination Premium" has the meaning set forth in Section 3.5.
           -------------------------

          "Eligible Accounts" means those Accounts, net of finance charges,
           -----------------
created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods or rendition of services, that strictly comply with each and all of Borrower's representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however,
                                                             --------  -------
that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

          (a) Accounts that the Account Debtor has failed to pay within sixty
(60) to eighty-nine (89) days of the due date set forth in the invoice to the extent of that amount by which the total of Accounts in such category of past-due Accounts would exceed ten percent (10%) of the total of Eligible Accounts as of the date of the determination thereof, or Accounts that the Account Debtor has failed to pay within ninety (90) days of the due date set forth in the invoice, or Accounts with selling terms of more than seventy-five (75) days, and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within ninety (90) days of the due date set forth in the invoice;

          (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

          (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, or bill and hold, are C.O.D. or subject to conditional sale contracts, or other terms by reason of which the payment by the Account Debtor may be conditional;

          (d) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada, and which are not either (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, acceptable to Foothill;

          (e) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. (S) 3727), or (ii) any State of the United States;

          (f) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower (exclusive, however, of Accounts with respect to which Borrower shall have obtained an agreement, in form and substance satisfactory to Foothill, from the Account Debtor agreeing to waive its rights of offset as against Foothill);

          (g) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed fifteen percent (15%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, in the case of Accounts with respect to which
            --------  -------
Musicland Group, Inc. is the Account Debtor, Eligible Accounts shall not include Accounts thereof owing to Borrower to the extent that the total obligations of Musicland Group, Inc. owing to Borrower exceed twenty-five percent (25%) of all Eligible Accounts;

          (h) Accounts arising from rebilling or chargebacks with respect to short billing on prior invoices;

          (i) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto (to the extent of the amount of the dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

          (j) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

          (k) Accounts that are payable in other than United States Dollars;

          (l) Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale; and

          (m) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

          "Eligible Inventory" means Inventory consisting of first quality DVD
           ------------------
finished goods held for sale in the ordinary course of Borrower's business, net of any variance between the amounts thereof as determined by Borrower's perpetual inventory as compared to the amounts thereof recorded in Borrower's general ledger, that are located at Borrower's premises identified on Schedule
                                                                      --------
E-1, are acceptable to Foothill in the exercise of its reasonable credit
---
judgment, and strictly comply with all of Borrower's representations and warranties to Foothill. Eligible Inventory shall not include Exclusive DVD Inventory, Inventory consisting of laserdiscs or any other format other than DVD slow moving or obsolete items, restrictive or custom items, work-in-process, components, packaging (including DVD "jewel cases") and shipping materials, supplies used or consumed in Borrower's business, Inventory at any location other than those set forth on Schedule E-1, Inventory subject to
                                              ------------
a security interest or lien in favor of any third Person, bill and hold goods, Inventory that is not subject to Foothill's perfected security interests, defective goods, "seconds," and Inventory acquired on consignment. Eligible Inventory shall be valued at the lower of Borrower's cost (computed on an average cost basis according to GAAP) or market value.

          "Equipment" means all of Borrower's present and hereafter acquired
           ---------
machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any assets acquired by Borrower with the proceeds of a Capital Expenditure Loan, (b) any interest of Borrower in any of the foregoing, and (c) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
           -----
amended, and any successor statute.

          "ERISA Affiliate" means (a) any corporation subject to ERISA whose
           ---------------
employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

          "Event of Default" has the meaning set forth in Section 8.
           ----------------                               ---------

          "Excess Availability" means the amount, as of the date any
           -------------------
determination thereof is to be made, equal to:

          (a) the lesser of (i) the aggregate amount of Advances available to Borrower as of such time (based on the applicable advance rates set forth in
Section 2.1 hereof and calculated as if no Advances are outstanding), subject to the sublimits and availability reserves established by Lender under the terms of the Agreement less the Letter of Credit Usage, and (ii) the Maximum Revolving
              ----
Credit Amount less the Letter of Credit Usage, minus.
              ----                             -----

          (b) the sum of (i) the amount of all then outstanding Advances, (ii) the amount (not less than $0) by which Borrower's past due trade payables has increased during the period from the initial prospect audit through such date of determination, and (iii) the aggregate amount of Borrower's book overdrafts.

          "Exclusive DVD Inventory" means DVD Inventory that Borrower has the
           -----------------------
exclusive right to manufacture or distribute wholesale.

          "Expense Deposit" has the meaning set forth in Section 2.11.
           ---------------

          "FEIN" means Federal Employer Identification Number.
           ----

          "Foothill" has the meaning set forth in the preamble to this
           --------
Agreement.

          "Foothill Account" has the meaning set forth in Section 2.6.
           ----------------

          "Foothill Expenses" means all reasonable:  costs or expenses
           -----------------
(including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

          "GAAP" means generally accepted accounting principles as in effect
           ----
from time to time in the United States, consistently applied.

          "General Intangibles" means all of Borrower's present and future
           -------------------
general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, chooses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer discs or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

          "Hazardous Materials" means all or any of the following:  (a)
           -------------------
substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

          "IIC" means Image Investors Co., a Delaware corporation.
           ---

          "IIC Subordination" means a subordination agreement entered into among
           -----------------
Foothill, Borrower and IIC, the terms of which are satisfactory to Foothill.

          "Indebtedness" means: (a) all obligations of Borrower for borrowed
           ------------
money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capital leases; (d) all obligations or liabilities of others of like kind and nature to those described in clauses (a) through (c) above that are secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "Insolvency Proceeding" means any proceeding commenced by or against
           ---------------------
any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Inventory" means all present and future inventory in which Borrower
           ---------
has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

          "Investment Property" means "investment property" as that term is
           -------------------
defined in Section 9115 of the Code.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the
           ---
regulations thereunder.

          "Las Vegas Facility" means that 76,000 square foot warehouse and
           ------------------
automated distribution facility located on approximately 8.4 acres of Borrower's real property adjacent to McCarren International Airport in Las Vegas, Nevada, with a street address of 6650 South Spencer Street, Las Vegas, NV 89119.

          "L/C" has the meaning set forth in Section 2.2(a).
           ---                               --------------

          "L/C Guaranty" has the meaning set forth in Section 2.2(a).
           ------------                               --------------

          "Letter of Credit" means an L/C or an L/C Guaranty, as the context
           ----------------
requires.

          "Letter of Credit Usage" means the sum of (a) the undrawn amount of
           ----------------------
Letter of Credit, plus (b) the amount of unreimbursed drawings under Letters of
                  ----
Credit.

          "License Agreements" means, collectively, the distribution and license
           ------------------
agreements, each as amended from time to time, pursuant to which licensors have granted Borrower the right, whether exclusive or non-exclusive, to manufacture or distribute wholesale laserdisc, DVD or other formatted programming.

          "Lien Creditors" has the meaning set forth under the definition of
           --------------
"Vendor Reserve".

          "Loan Account" has the meaning set forth in Section 2.8.
           ------------                               -----------

          "Loan Documents" means this Agreement, the Lockbox Agreements, the
           --------------
Capital Expenditure Loan Note, the Disbursement Letter, the Letters of Credit, the Trademark Security Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

          "Lockbox Account" shall mean a depositary account established pursuant
           ---------------
to one of the Lockbox Agreements.

          "Lockbox Agreements" means those certain Lockbox Operating Procedural
           ------------------
Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

          "Lockbox Banks" means Union Bank of California.
           -------------

          "Lockboxes" has the meaning set forth in Section 2.6.
           ---------

          "Material Adverse Effect" means a material adverse effect upon (a) the
           -----------------------
business, operations, properties, assets, prospects, or financial condition of Borrower or upon the value of the Eligible Accounts or Eligible Inventory or the validity or priority of Foothill's security interest therein, or (b) the ability of Borrower to perform, or of Foothill to enforce, the Obligations.

          "Maximum Amount" means the Maximum Revolving Credit Amount plus Five
           --------------                                            ----
Hundred Thousand Dollars ($500,000).

          "Maximum Revolving Credit Amount" means Twelve Million Dollars
           -------------------------------
($12,000,000).

          "Multiemployer Plan" means a multiemployer plan as defined in Sections
           ------------------
3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

          "Negotiable Collateral" means all of Borrower's present and future
           ---------------------
letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

          "Obligations" means all loans, Advances, debts, principal, interest
           -----------
(including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant to any agreement authorizing Foothill to charge Borrower's Loan Account), obligations, fees, charges, costs or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument (including the Capital Expenditure Loan Note), or pursuant to any other agreement between Foothill and Borrower regarding the financing that is the subject hereof), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "Offering" means the primary offering of 2,400,000 shares of the
           --------
capital stock of Borrower.

          "Old Lender" means Union Bank of California.
           ----------

          "OLV," which stands for "Orderly Liquidation Value," shall mean, as of
           ---
the date of determination thereof, the appraised orderly liquidation value (expressed as a percentage of the value of the Inventory (the lower of cost, computed on an average basis according to GAAP, or market value)), as determined by an appraisal firm acceptable to Foothill in its discretion, on such basis and applying such criteria as Foothill shall require, such appraisals to be conducted with such frequency as determined by Foothill in its reasonable credit judgment.

          "Overadvance" has the meaning set forth in Section 2.4.
           -----------

          "Pay-Off Letter" means a letter, in form and substance reasonably
           --------------
satisfactory to Foothill, from Old Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Old Lender and obtain a termination or release of all of the security interests or liens existing in favor of Old Lender in and to the properties or assets of Borrower.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in
           ----
Title IV of ERISA, or any successor thereto.

          "Permitted Investments" means: (a) cash or Cash Equivalents, (b)
           ---------------------
interest bearing demand or time deposits (including certificates of deposit) that are insured by the Federal Deposit Insurance Corporation or a similar federal insurance program, and (c) such other investments as Foothill may approve in its sole discretion.

          "Permitted Liens" means: (a) liens for taxes, assessments or
           ---------------
governmental charges or claims the payment of which is not, at the time, required to paid by this Agreement or does not constitute an Event of Default hereunder; (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, and materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or the subject of a Permitted Protest; (c) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) any attachment or judgment lien not constituting an Event of Default hereunder; (e) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Borrower; (f) easements, rights-of-way, restrictions, minor defects, encroachments, or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower; (g) any interest or title of a lessor or sublessor under any lease permitted by this Agreement; (h) liens arising from UCC financing statements relating solely to leases permitted by this Agreement; (i) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties that are not delinquent in connection with the importation of goods; (j) any interest (exclusive of security interests or other consensual lien) or title of a licensor under any License Agreement; (k) liens and security interests held by Foothill; (l) liens and security interests set forth on Schedule P-1 attached hereto; and (m) purchase money security interests and
------------
liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.9, and so long as
                                                  -----------
the security interest or lien only secures the purchase price of the asset.

          "Permitted Protest" means the right of Borrower to protest any lien,
           -----------------
tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of Borrower in an amount that is required by GAAP,
(ii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the property or assets of Borrower.

          "Person" means and includes natural persons, corporations, limited
           ------
liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Reference Rate" means the variable rate of interest, per annum, most
           --------------
recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "prime rate," irrespective of whether such announced rate is the best rate available from such financial institution.

          "Renewal Date" has the meaning set forth in Section 3.3.
           ------------                               -----------

          "Solvent" means, with respect to any Person on a particular date, that
           -------
on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and
(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

          "Tangible Net Worth" means, as of the date any determination thereof
           ------------------
is to be made, the difference of: (a) Borrower's total stockholder's equity; minus (b) the sum of: (i) all intangible assets of Borrower; (ii) all of
-----
Borrower's prepaid expenses; and (iii) all amounts due to Borrower from Affiliates, calculated on a consolidated basis.

          "Trademark Security Agreement" means that certain Trademark Security
           ----------------------------
Agreement, dated as of the Closing Date, substantially in the form of Exhibit T-
                                                                      ---------
1 attached hereto, between Borrower and Foothill.
-

          "Voidable Transfer" has the meaning set forth in Section 15.9.
           -----------------

          "Year 2000 Compliant" means, with regard to any Person, that all
           -------------------
software in goods produced or sold by, or utilized by and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the Year 2000.

          "Vendor Reserve" means, as of the date of any determination, an amount
           --------------
equal to the sum of: (i) (a) the amount of accounts payable or Indebtedness owed by Borrower to a creditor pursuant to the terms of a License Agreement or other product purchase or acquisition arrangement, where such creditor holds a lien or other security interest in the Eligible Accounts Receivable of Borrower (a "Lien Creditor"), minus (b) the undrawn amount available to be drawn under
    -------------    -----
one or more letters of credit obtained by Borrower, if any, for the benefit of such Lien Creditor with respect to the repayment of sums due and owing under such License Agreement or other product purchase or acquisition arrangement included in clause (a) minus fifty percent (50%) of the value of Borrower's DVD
                       -----
inventory composed of a Lien Creditor's products that would otherwise be Eligible Inventory if it were not Exclusive DVD Inventory or encumbered by a lien or other security interest in favor of such Lien Creditor (a) above; plus
                                                                          ----
(ii) the amount of royalties and accounts payable owed by Borrower to creditors under License Agreements or other product purchase or acquisition arrangements that are not Lien Creditors but then only to the extent that such accounts payable are outstanding more than sixty (60) days from their due date.

          1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

          1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable.

          1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2. LOAN AND TERMS OF PAYMENT.

        2.1  Revolving Advances.

             (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances ("Advances") to Borrower in an amount at any
                                    --------
one time outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Credit Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean an amount equal to
---------------
the sum of:

     (i) an amount equal to the lesser of

          (v) eighty percent (80%) of the amount of Eligible Accounts less the
                                                                      ----
     amount, if any, of the Dilution Reserve and the Vendor Reserve, and

          (w) an amount equal to Borrower's collections with respect to Accounts for the immediately preceding sixty (60) day period; plus
                                                          ----

     (ii) an amount equal to the lowest of

          (x) fifty percent (50%) of the value of Eligible Inventory to the extent that such amount does not exceed eighty-five percent (85%) of the OLV of Eligible Inventory,

          (y) fifty percent (50%) of the amount of credit availability created by Section 2.1(a)(i) (it being understood that in calculating the credit
        -----------------
     availability under this clause, all Obligations shall be deemed to have been advanced or issued against Eligible Accounts to the maximum extent of availability against Eligible Accounts), and

          (z) Four Million Dollars ($4,000,000).

             (b) Anything to the contrary in Section 2.1(a) above
                                             --------------
notwithstanding, upon the occurrence and during the continuance of an Event of Default Foothill may reduce its advance rates based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

             (c) Foothill shall have no obligation to make advances under this
Section 2.1 to the extent they would cause the outstanding Obligations under
-----------
this Section 2.1 and the Obligations outstanding under Section 2.2 to exceed the
     -----------                                       -----------
Maximum Revolving Credit Amount. Foothill shall have no obligation to make advances under this Section 2.1 to the extent they would cause the outstanding
                    -----------
Obligations to exceed the Maximum Amount.

          (d) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to Section
                                                                       -------
2.5(d).  Borrower agrees to establish and maintain a single designated deposit
------
account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this
     -----------
Agreement, reborrowed at any time during the term of this Agreement.

          2.2  Letters of Credit and Letter of Credit Guarantees.

          (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of
                    ---
payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect
                                                     ------------
to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of advances outstanding pursuant to Section
                                                                       -------
2.1, and (ii) Four Million Dollars ($4,000,000).  Borrower expressly understands
---
and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each L/C and each letter of credit that is the subject of an L/C Guaranty shall have an expiry date no later than thirty (30) days prior to the date on which this Agreement is scheduled to terminate under
Section 3.3 (without regard to any potential renewal term) and all such L/Cs and
-----------
letters of credit (and the
applicable L/C Guarantees) shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to Section 2.1,
                                                                    -----------
would exceed the Maximum Revolving Credit Amount. The L/Cs and the L/C Guarantees issued under this Section 2.2 shall be used by Borrower, consistent
                             -----------
with this Agreement, for its general working capital purposes or to support its obligations with respect to workers' compensation premiums or other similar obligations. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to Section 2.1 and, thereafter, shall bear
                                         -----------
interest at the rates then applicable under Section 2.5.
                                            -----------

          (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission (except for gross negligence or willful misconduct), in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank other than as a result of Foothill's gross negligence or willful misconduct.

          (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

          (d) On the first day of each month, Borrower will pay Foothill a fee equal to (i) one percent (1.0%) per annum times the average Daily Balance of the L/Cs or L/C Guarantees that were outstanding during the immediately preceding month, and (ii) the service charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

          (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Foothill in an amount equal to 105% of the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this
Section 2.2(e).

          (f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

              (A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

              (B) there shall be imposed on the issuing bank or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in
Section 2.5(a) or (b)(i), as applicable.  The determination by the issuing bank
------------------------
or Foothill, as the case may be, of any amount due pursuant to this Section
                                                                    -------
2.2(f), as set forth in a certificate setting forth the calculation thereof in
------
reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

          2.3 Capital Expenditure Loan. Subject to the terms and conditions of this Agreement, Foothill agrees to make a series of term loans to Borrower in an aggregate amount at any one time outstanding of up to Five Hundred Thousand Dollars ($500,000) (the "Capital Expenditure Loan Commitment"), to be evidenced
                         -----------------------------------
by and repayable in accordance with the terms and conditions of a single promissory note (the "Capital Expenditure Loan Note"), dated as of even date
                      -----------------------------
herewith, executed by Borrower in favor of Foothill. Each such term loan shall be made by Foothill at such times and in such amounts as Borrower may request in writing, shall be advanced directly to the applicable vendor or Borrower, as the case may be, and once borrowed may be repaid or prepaid without penalty and then, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The foregoing notwithstanding: (i) each borrowing of a Capital Expenditure Loan shall be in a minimum principal amount of One Hundred Thousand Dollars ($100,000), or such lesser amount as is the then unfunded balance of the Capital Expenditure Loan Commitment; (ii) each borrowing of a term loan shall be in an amount, as determined by Foothill, up to eighty percent (80%) of Borrower's invoice cost (net of installation and other so-called 'soft costs') of new Equipment to be purchased by Borrower, that is acceptable to Foothill in all respects and that is not to be affixed to real property or become installed in or affixed to other goods; and (iii) the aggregate amount of Capital Expenditure Loans shall not exceed the lesser of cost or fair market value, at the time of acquisition or construction, of the Equipment so acquired or constructed. All amounts evidenced by the Capital Expenditure Loan Note shall constitute Obligations.

          2.4 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill is greater than either the dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"),
                                    --------------------     -----------
Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

          2.5  Interest:  Rates, Payments, and Calculations.

               (a) Interest Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance, at a per annum rate equal to the Reference Rate plus the Applicable Margin.
                                       ----

              (b) Default Rate. (i) All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to four (4.0) percentage points above the Reference Rate. (ii) From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee equal to four percent (4.0%) per
   -------------
annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

              (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than seven percent (7.0%) per annum.

              (d) Payments. Interest and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), and all installments or other payments due under the Capital Expenditure Loan Note or any other note or other Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

              (e) Computation. The Reference Rate as of the date of this Agreement is seven and three-fourths percent (7.75%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

              (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement or the Capital Expenditure Loan Note, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement and the Capital Expenditure Loan Note, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein or in the Capital Expenditure Loan Note to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement and the Capital Expenditure Loan Note, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.6 Collection of Accounts. Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall
                ---------
instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections in respect thereof to such Lockboxes. Borrower, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Foothill Account") maintained by
                                              ----------------
Foothill at a depositary selected by Foothill.

          2.7 Crediting Payments; Application of Collections. From and after the Closing Date, Foothill shall be entitled to charge Borrower for one (1) Business Day of 'clearance' at the rate set forth in Section 2.5(a) or Section
                                                     --------------    -------
2.5(b)(i), as applicable, on all Collections that are received by Foothill
---------
(regardless of whether received from the Lockbox Banks pursuant to the Lockbox Agreements, from Borrower, or otherwise). This across-the-board one (1) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. Los Angeles time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

          2.8 Maintenance of Loan Account; Statements of Obligations. Foothill shall maintain an account on its books in the name of Borrower (the "Loan
                                                                     ----
Account") on which Borrower will be charged with all Advances and all Capital
-------
Expenditure Loans made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.7, the Loan Account will
                                             -----------
be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank. Foothill shall render statements regarding the Loan Account to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed (absent manifest error) to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within sixty (60) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto
                                           ----------
describing the error or errors contained in any such statements.

          2.9 Designated Account. Foothill is authorized to make the Advances, the Letters of Credit and the Capital Expenditure Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer, or without instructions if pursuant to Section 2.5(d).
                                                                 -------------
Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances and the Capital Expenditure Loans requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance and the Capital Expenditure Loans requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

          2.10 Fees.  Borrower shall pay to Foothill the following fees:

              (a) Closing Fee. A one time closing fee of Sixty Thousand Dollars ($60,000) which is earned, in full, on the Closing Date;

              (b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to one-quarter of one percent (0.25%) per annum times the Average Unused Portion of the Maximum Revolving Credit Amount;

              (c) Capital Expenditure Loan Fee. On the date of each funding of a Capital Expenditure Loan, a fee in an amount equal to one-half of one percent (0.5%) of the amount of such Capital Expenditure Loan;

              (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by Foothill or its agents; the out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; and

              (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Five Hundred Dollars ($500), such servicing fee to be paid in arrears.

          2.11 Expense Deposit. Borrower and Foothill acknowledge that Borrower previously has paid to Foothill the sum of $20,000 (the "Expense Deposit") as a
                                                          ---------------
deposit against the Foothill Expenses that may be incurred by Foothill. This Expense Deposit will be applied by Foothill to Foothill Expenses as and when they are incurred. If Foothill concludes for any reason, that it will not make the financing detailed herein available to Borrower, it will return the unused balance of the Expense Deposit. As an illustration, the amount to be deducted from the Expense Deposit may include costs and expenses incurred by auditors and appraisers and in verifying Borrower's records, Foothill's legal expenses in connection with advice concerning the subject financing or with the preparation of the Loan Documents, and any filing and search fees. If, on the other hand, Foothill continues to be prepared to extend the credit detailed herein to Borrower and Borrower declines for any reason, to accept such financial accommodations from Foothill, Foothill shall be entitled to retain the full amount of the Expense Deposit, irrespective of the amount of the Foothill Expenses incurred. Foothill's retention of the balance of the Expense Deposit results from its reasonable endeavor to estimate the added administrative costs incurred and the amount of damage sustained by Foothill as a result of Borrower's decision to decline to proceed with the financing. If the financing is funded, the Expense Deposit will be returned to Borrower after deducting all Foothill Expenses actually incurred by Foothill. Foothill shall not be obligated to segregate the Expense Deposit from its other funds and Borrower is not entitled to receive interest on any portion of the Expense Deposit.

     3. CONDITIONS; TERM OF AGREEMENT.

          3.1 Conditions Precedent to Initial Advance, Capital Expenditure Loan, L/C, L/C Guaranty. The obligation of Foothill to make the initial advance, the initial Capital Expenditure Loan, or to provide the initial L/C or L/C Guaranty is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

              (a) the Closing Date shall occur on or before December 31, 1998;

              (b) Old Lender shall have executed and delivered the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination of its liens and security interests in and to the properties and assets of Borrower;

              (c) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

              (d) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                  i)   the Lockbox Agreements;

                  ii)  the Disbursement Letter;

                  iii) the Trademark Security Agreement;

                  iv)  the IIC Subordination;

                  v)   the BofA Mortgagee Waiver;

                 vi) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Old Lender of its liens in and to the properties and assets of Borrower; and

                  vii) the Capital Expenditure Loan Note;

              (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

              (f) Foothill shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

              (g) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within thirty (30) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

              (h) Foothill shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.11 hereof, the form and substance of which shall be satisfactory to
   ------------
Foothill and its counsel;

              (i) Foothill shall have received such Collateral Access Agreements from lessors, mortgagees, warehousemen, bailees, and other third Persons as Foothill may require;

              (j) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

              (k) after giving effect to the payment of fees due to Foothill on or before the Closing Date and the payment of the "Payoff Amount" (under and as defined in the Payoff Letters) to the Existing Lenders, the sum of Borrower's Excess Availability plus Borrower's unrestricted cash and cash equivalents shall not be less than One Million Dollars ($1,000,000);

              (l) Foothill shall have reviewed the License Agreements, and such License Agreements shall be acceptable to Foothill in its reasonable credit judgement;

              (m) Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency; and

              (n) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

          3.2 Conditions Precedent to All Advances, Capital Expenditure Loans, L/Cs, or L/C Guarantees. The following shall be conditions precedent to all advances, Capital Expenditure Loans, L/Cs, or L/C Guarantees hereunder:

              (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance, Capital Expenditure Loan, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

              (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, Capital Expenditure Loan, L/C, or L/C Guaranty, nor shall either result from the making thereof; and

              (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance or Capital Expenditure Loan or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

          3.3 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three (3) years from the Closing Date and automatically shall be renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least one hundred twenty (120) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

          3.4 Effect of Termination. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated.

          3.5 Early Termination by Borrower. The provisions of Section 3.3 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to 105% of the undrawn amount of the L/Cs or L/C Guarantees), together with a premium (the "Early Termination Premium") equal to: (a) during
                              -------------------------
the period of time from and after the date of the execution and delivery of this Agreement up to the first anniversary of the Closing Date, the sum of three percent (3.0%) times the Maximum Revolving Credit Amount plus three percent
                                                         ----
(3.0%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement; (b) during the period of time from and after the first anniversary of the Closing Date up to the second anniversary of the Closing Date, the sum of one and one-half percent (1.5%) times the Maximum Revolving Credit Amount plus one and one-half percent
                                                 ----
(1.5%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement; and (c) thereafter, the sum of one percent (1.0%) times the Maximum Revolving Credit Amount plus one percent (1.0%) times the principal amount of any Capital
       ----
Expenditure Loans outstanding as of the effective date of the termination of this Agreement.

          3.6 Termination Upon Event of Default. If Foothill terminates this Agreement upon the occurrence of an Event of Default that intentionally is caused by Borrower for the purpose, in Foothill's reasonable judgment, of avoiding payment of the Early Termination Premium provided in Section 3.5, in
                                                              -----------
view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section
                                                                        -------
3.6 shall be deemed included in the Obligations.
---

     4.   CREATION OF SECURITY INTEREST.

          4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, the distribution of promotional Inventory in the ordinary course of business, or the sale or other disposition of obsolete or worn-out assets in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

          4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

          4.3 Collection of Accounts, General Intangibles, Negotiable Collateral. At any time that an Event of Default has occurred and is continuing, Foothill may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

          4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, pledgeholder agreements, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. The foregoing shall be deemed to include and Borrower hereby agrees that it will execute and deliver appropriate mortgages, deeds of trust, or collateral assignments with respect to any real property interests or estates acquired after the Closing Date.

          4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4; (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to payments with respect to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

          4.6 Right to Inspect. Prior to the time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter upon prior reasonable notification to Borrower and during normal business hours, to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. After the time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter without prior notification to Borrower and at any time or times determined by Foothill, to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants to Foothill as follows:

          5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

          5.2 Eligible Accounts. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation, except for rights of return in accordance with Borrower's return policy as it may exist from time to time. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the ability of any applicable Account Debtor to repay such Eligible Account.

          5.3 Eligible Inventory. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

          5.4 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (other than goods that are in transit in the ordinary course of business or other than with Foothill's prior written consent) and are located only at the locations identified on Schedule 6.14 or otherwise permitted by Section 6.14.
              --------------                          ------------

          5.5 Inventory Records. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

          5.6 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 84-0685613; provided, however, that if Borrower changes the location of its chief executive office or FEIN in accordance with the provisions of Section 7.4, then this Section 5.6 automatically shall be
                  -----------            ------------
deemed changed to reflect the new location or FEIN.

          5.7 Due Organization and Qualification; Subsidiaries. Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill. Except as set forth on
Schedule 5.7, Borrower has no subsidiaries.
------------

          5.8 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in (a) Borrower's Articles or Certificate of Incorporation or By-laws, or (b) any material agreement to which Borrower is a party or by which its properties or assets may be bound where such conflict or breach has not and reasonably could be expected to have a Material Adverse Effect.

          5.9 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.9; and (c)
                                                    ------------
matters arising after the date hereof that have not and reasonably could not be expected to have a Material Adverse Effect.

          5.10 No Material Adverse Change in Financial Condition. All financial statements relating to Borrower that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

          5.11 Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

          5.12 Employee Benefits. None of Borrower, its subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

          5.13 Environmental Condition. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials other than in full compliance with all applicable laws, statutes, and regulations regarding the handling, treatment, and disposal of such Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower involving the release or disposal of Hazardous Materials into the environment, which such action or omission could be expected to give rise to a liability on the part of Borrower that has had or reasonably could be expected to have a Material Adverse Effect.

          5.14 Reliance by Foothill; Cumulative. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance, Capital Expenditure Loan, or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

          5.15 Year 2000 Compliance. (a) On the basis of a comprehensive inventory, review and assessment currently being undertaken by Borrower of Borrower's computer applications utilized by Borrower or contained in products produced or sold by Borrower, and upon inquiry made of Borrower's material suppliers and vendors, Borrower's management is of the considered view that Borrower, its products, and all such suppliers and vendors will be Year 2000 Compliant before December 1, 1999.

              (b) Borrower (i) has undertaken a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Complaint on a timely basis, (ii) is developing a detail plan and timeline for becoming Year 2000 Compliant on a timely basis, and (iii) to date, is implementing that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that it will be Year 2000 Complaint on a timely basis.

          5.16 Brokerage Fees. No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from Foothill under this Agreement.

          5.17 License Agreements. Borrower has delivered to Foothill all License Agreements or other product, purchase, or acquisition agreements and related agreements, instruments, and documents that Borrower has executed with each Lien Creditor, and Schedule 5.17 sets forth a complete and accurate listing of each and every such License Agreement or other product, purchase, or acquisition agreement and related agreement, instrument, and document in respect thereof.

     6.   AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

          6.1 Accounting System. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time reasonably may be requested by Foothill. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

          6.2 Collateral Reports. Borrower shall deliver to Foothill, as soon as they are available, but in no event later than the fifteenth (15th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts and a reconciliation statement, and, as soon as they are available, but in no event later than the thirtieth (30th) day of each month during the term of this Agreement, a summary aging, by vendor, of all accounts payable, (such summary aging to include a specific itemization of the amount of accounts payable due and owing to Lien Creditors with respect to which Borrower has obtained letters of credit to secure the repayment of sums due an owing to such Lien Creditors from time to time), and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with, at Foothill's request, a copy to Foothill, and, at Foothill's direction from and after and during the continuation of an Event of Default, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall deliver to Foothill, as Foothill reasonably may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill. In addition, from time to time, Borrower shall deliver to Foothill such other and additional information or documentation as Foothill reasonably may request.

          6.3 Schedules of Accounts. With such regularity as Foothill shall reasonably require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

          6.4 Financial Statements, Reports, Certificates. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within thirty
(30) days after the end of each month during each of Borrower's fiscal years (except for those months that are the end of a fiscal quarter, in which case Borrower shall deliver such information to Foothill within forty-five (45) days after the end of such month), a company prepared balance sheet, income statement, and, in the case of quarter-end statements, cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each consolidated entity separately.

          Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other material filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral, or the financial condition of Borrower.

          Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by
   --------------
its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); (iv) for each month that also is the date on which the financial covenant in Section 6.12 and Section 7.9 are to be tested, a Compliance Certificate
   ------------     -----------
demonstrating in reasonable detail compliance at the end of such period with the financial covenants contained in Section 6.12 and Section 7.9; and (v) on the
                                 ------------     -----------
date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

          Upon the occurrence of and during the continuation of an Event of Default, Borrower shall issue written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill reasonably may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

          6.5 Tax Returns. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

          6.6 Designation of Inventory. Borrower shall now and from time to time hereafter, but not less frequently than monthly, deliver to Foothill a designation of Inventory specifying Borrower's the value (at the lower of cost or market) of Borrower's Inventory and further specifying such other information as Foothill may reasonably request. Borrower shall deliver to Foothill from time to time hereafter, but not less frequently than monthly, a report of the aggregate amount of Inventory that has been returned, which report, unless otherwise requested by Foothill, need only identify the individual purchaser or sub-distributor if the amount of Inventory returned by them is equal to or greater than $100,000.

          6.7 Returns. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.

          6.8 Title to Equipment. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

          6.9 Maintenance of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

          6.10 Taxes. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits. The foregoing to the contrary notwithstanding, Borrower shall not be required to pay or discharge any such assessment or tax (other than payroll taxes) so long as the validity thereof shall be the subject of a Permitted Protest.

          6.11 Insurance.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

              (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

          6.12 Financial Covenant. Borrower shall maintain Tangible Net Worth of an amount at least equal to the sum of (i) Six Million Five Hundred Thousand Dollars ($6,500,000) plus (ii) seventy percent (70%), on an aggregate cumulative
                     ----
basis, of the net offering proceeds received by Borrower from the primary issuance of its equity securities or from the issuance of rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Borrower's equity securities, with Borrower's compliance with this financial covenants to be measured on a fiscal quarter-end basis.

          6.13 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.14 Location of Inventory and Equipment. Borrower shall keep the Inventory and Equipment (other than goods that are in transit in the ordinary course of business) only at the locations identified on Schedule 6.14; provided,
                                                        -------------  --------
however, that Borrower may amend Schedule 6.14 so long as such amendment occurs
-------                          -------------
by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill Collateral Access Agreements in form and substance satisfactory to Foothill; provided
                                                                  --------
further, however, that such notice need only be given contemporaneously in the
-------  -------
event of an earthquake or other emergency.

          6.15 Compliance with Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, have not and reasonably could not be expected to have a Material Adverse Effect.

          6.16 Leases. Borrower shall pay when due all rents and other material amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other material amounts payable when due under its leases (other than those rents or other amounts payable that are the subject of a Permitted Protest), Foothill shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts from the loan availability created under Section 2.1 hereof.
                                                             -----------

          6.17 License Agreements. Borrower shall comply with all the material terms and conditions of all License Agreements, whether now or hereafter existing, and promptly notify Foothill of the occurrence of any event which constitutes a default thereunder if such default reasonably could be expected to have a Material Adverse Effect. Foothill may, from time to time, review and make copies of Borrower's then current License Agreements and Borrower agrees to make such License Agreements available to Foothill and, if requested by Foothill, will certify them as being true, correct, and complete.

          6.18 Year 2000 Compliance. Borrower will be Year 2000 Compliant by December 1, 1999.

     7.   NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

          7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a) Indebtedness evidenced by this Agreement or the Capital Expenditure Loan Note together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

               (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

               (c) Indebtedness secured by Permitted Liens; and

               (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or
                                            -----------
renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

          7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(d) and so long as the replacement liens secure only those assets or
--------------
property that secured the original Indebtedness).

          7.3 Restrictions on Fundamental Changes. Except as otherwise permitted under Section 7.11, enter into any acquisition, merger, consolidation,
                ------------
reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or enter into any transaction not in the ordinary and usual course of Borrower's business including the conveyance, sale, assignment, lease, transfer, or other disposition of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person. Nothing in this Section 7.3 shall be read
                                                     -----------
to otherwise limit or restrict Borrower's ability to issue its equity securities for value except in relation to the prohibited transactions specified above.

          7.4 Change Name. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name; provided, however, that Borrower may change its name or FEIN or add new fictitious names so long as such changes or addition occurs by written notice to Foothill not less than thirty (30) days prior to the effectiveness thereof and so long as at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests.

          7.5 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill; provided, however, notwithstanding
                                            --------  -------
the foregoing, Borrower may, in support of the acquisition of Crane pursuant to the Asset Purchase Agreement, guarantee or otherwise become in any way liable with respect to the obligations of Crane in an aggregate amount not to exceed One Million Dollars ($1,000,000) outstanding at any one time.

          7.6 Restructure. Make any change in the principal nature of Borrower's business operations or the date of its fiscal year.

          7.7  Prepayments.

               (a) Except in connection with a refinancing permitted by Section
                                                                        -------
7.1(d), prepay, redeem, retire, defease, purchase, or otherwise acquire any
------
Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

              (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d).
      ----------------------------

The foregoing notwithstanding, and provided that no Event of Default shall have occurred and is continuing and no Advances under Section 2.1(a) or Capital
                                                 --------------
Expenditure Loans are then outstanding or would be outstanding after giving effect to any such prepayment, Borrower may from time to time (i) prepay amounts then outstanding to BofA with respect to the secured purchase money financing obtained by Borrower from BofA to finance the acquisition of the Las Vegas Facility, or (ii) prepay amounts then outstanding to Pioneer Citizens Bank with respect to the secured purchase money financing obtained by Borrower from Pioneer Citizens Bank to finance the acquisition of that certain 8.8 acre parcel of real property adjacent to the Las Vegas Facility.

          7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

          7.9 Capital Expenditures. Make any capital expenditure, or any commitment therefor, (a) with respect to individual transactions: (i) in excess of Six Hundred Fifty Thousand Dollars ($650,000) for any individual transaction made or committed during Borrower's fiscal years ended March 31, 1999, and March 31, 2000, and (ii) in excess of Two Hundred Fifty Thousand Dollars ($250,000) for any individual transaction made or committed during any fiscal year of Borrower thereafter; or (b) with respect to aggregate capital expenditures made or committed for in any fiscal year, in an aggregate amount in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000); provided, however, that
                                                         --------  -------
if the amount available under this covenant is not expended in any particular year, one hundred percent (100%) thereof shall be available to be expended in the following fiscal year, but only in such subsequent fiscal year, with the amount so carried over being deemed to have been expended last in such subsequent year.

          7.10 Consignments. Without Foothill's prior written consent, consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale. The foregoing to the contrary notwithstanding, Borrower shall be entitled to consign Inventory to Third Persons so long as no Event of Default exists or would result therefrom and so long as prior thereto it (a) notifies Foothill to exclude such Inventory from Eligible Inventory, and (b) completes such documentation with the proposed consignee (including the execution and delivery of a consignment agreement and the filing of a UCC-1 with respect to the consigned Inventory), as Foothill reasonably may require.

          7.11 Distributions. Make any distribution or declare or pay any dividends (in cash or property, other than stock, warrants, or other equity interests) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, (or rights, options, or warrants in respect thereof) whether now or hereafter outstanding. The foregoing to the contrary notwithstanding, Borrower shall be entitled to repurchase, acquire, redeem, or acquire any equity interests in Borrower, or rights, options, or warrants in respect thereof, so long as no Event of Default exists or would result therefrom and so long as after giving effect thereto Borrower has Excess Availability equal to or greater than Two Million Dollars ($2,000,000).

          7.12 Accounting Methods. Except to the extent required by GAAP, modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

          7.13 Investments. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, (c) the acquisition of all or substantially all of the properties or assets of a Person, other than (i) advances or loans made to employees for travel or other similar expenses incurred in the ordinary course of business, (ii) additional advances or loans made to employees in the ordinary course of business in an aggregate amount not to exceed Six Hundred Thousand Dollars ($600,000) at any one time, (iii) Permitted Investments, (d) investments in Third Persons engaged in the same or related lines of business, the aggregate amount of all such investments not to exceed, as of the date of the making of any such investment, ten percent (10%) of Borrower's then extant Tangible Net Worth, so long as no Event of Default exists or would result therefore, (e) provided that Foothill shall have approved the Asset Purchase Agreement and the
--------
schedules and exhibits thereto, and provided, further, that Borrower shall have
                                    --------  -------
received net issuance proceeds of the Offering of at least Ten Million Dollars ($10,000,000), Borrower may downstream to its wholly owned subsidiary, Image Newco, Inc., a California corporation ("Newco"), cash in an amount not to exceed Six Million Dollars ($6,000,000) to finance the acquisition of the assets of Crane pursuant to the Asset Purchase Agreement and to pay certain signing bonuses and consulting fees to affiliates of Crane related to such acquisition, provided, that after giving effect to the downstreaming to Newco, Borrower shall
--------
have retained a minimum of Two Million Dollars ($2,000,000) of the net issuance proceeds from the Offering; or (f) so long as no Event of Default exists or would result therefrom, investments in Crane, following the acquisition thereof by Borrower, in the amount not to exceed (i) One Million Dollars ($1,000,000) during the first twelve months following the acquisition, provided that the net
                                                          --------
issuance proceeds received by Borrower from the Offering exceeds Two Million Dollars ($2,000,000), and (ii) One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate during any fiscal year (in addition to (i) above), such investments solely to be used for operating needs; provided, however, that
                                                        --------  -------
after giving effect to any investment permitted by clauses (d) and (e), (x) Borrower shall have Excess Availability equal to or greater than Two Million Dollars ($2,000,000), and (y) any Accounts acquired by Borrower from a Third Person or any Inventory acquired by Borrower from a Third Person outside of the ordinary course of business, regardless if any such acquisition is otherwise permitted by the terms of this Agreement, shall not be deemed Eligible Accounts or Eligible Inventory, as the case may be, until categorized as such by Foothill as a result of a field audit or appraisal, as determined appropriate by Foothill in its reasonable credit judgement.

          7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except as permitted by Section 7.13, and except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

          7.15 Suspension. Suspend or go out of a substantial portion of its business.

          7.16 Use of Proceeds. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, to repay in full the outstanding principal, accrued interest, prepayment premium, and accrued fees and expenses owing to Old Lenders; (b) to pay transactional costs and expenses incurred in connection with this Agreement; and (c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

          7.17 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

          7.18 Amendment or Termination of License Agreements. Amend in any material respect or voluntarily terminate any License Agreement if such amendment or termination reasonably could be expected to have a Material Adverse Effect.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

          8.2 (a) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in Section 6.2 of this Agreement and such failure continues for a
             -----------
period of five (5) days from the date of such failure or neglect; (b) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in Sections 6.3, 6.4, 6.5, 6.8, 6.15, 6.16, or 6.17 of this Agreement and such
------------------------------------------------
failure continues for a period of fifteen (15) days from the date of such failure or neglect; (c) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in Sections 6.1 and 6.9 of this Agreement and such failure
                       --------------------
continues for a period of fifteen (15) days from the date

Foothill sends Borrower written notice of such failure or neglect; (d) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill (other than any such term, provision, condition, covenant, or agreement contained in Section 5 hereof or that is the subject of another provision of this Section 8);
                                                 ---------

          8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral and such material impairment is not cured within five (5) days of the date on which Foothill sends Borrower written notice thereof; provided, however, that Foothill
                                                --------  -------
need not give any such notice in cases involving fraud, intentional misrepresentation, or conversion of the Collateral;

          8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person in connection with a claim of $250,000, or more, and such attachment, seizure, writ, warrant, or levy is not released, discharged, or bonded against within fifteen (15) days of the date it first arises;

          8.5  If an Insolvency Proceeding is commenced by Borrower;

          8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such
                            --------  -------
period, Foothill shall be relieved of its obligation to make additional advances, Capital Expenditure Loans, or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower and such interim trustee is not removed within sixty (60) calendar days of the date of the appointment thereof; provided, however, that, during the pendency of such period, Foothill shall be
--------  -------
relieved of its obligation to make additional advances, Capital Expenditure Loans, or issue additional L/Cs or L/C Guarantees hereunder; or (e) an order for relief shall have been issued or entered therein;

          8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such injunction, restraint, or other prevention has continued for twenty (20) consecutive days;

          8.8 (a) If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and, in any such case, the aggregate amount of such taxes or debts is in excess of Twenty Five Thousand Dollars ($25,000) and less than

Two Hundred Fifty Thousand Dollars ($250,000) and within five (5) days of the filing or attachment of same, Borrower does not instruct Foothill to reserve the entire amount thereof (together with interest and penalties projected to be added thereto) from the Borrowing Base; or (b) If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and, in any such case, the aggregate amount of such taxes or debts is in equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000);

          8.9 If a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's properties or assets and such liens or encumbrances are not released, discharged, or bonded against within twenty (20) days of the date they first arise;

          8.10 (a) If there is a default in any material agreement respecting Indebtedness of Borrower resulting in a right by the third Person to such agreement, irrespective of whether exercised, to accelerate the maturity of Borrower's Indebtedness thereunder, or (b) If there is a termination of a material License Agreement by the licensor thereunder as a result of an alleged breach thereof by Borrower, if the termination of such License Agreement reasonably could be expected to have a Material Adverse Effect.

          8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

          8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such material warranty or representation is withdrawn; or

          8.13 If the obligation of any third Person under any Loan Document is limited or terminated by operation of law or by the third Person thereunder, or any such third Person becomes the subject of an Insolvency Proceeding; or

     9.   FOOTHILL'S RIGHTS AND REMEDIES.

          9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

              (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

              (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

              (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

              (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

              (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

              (f) Without notice to or demand upon Borrower, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

              (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Blocked Account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

              (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

              (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral, but only to the extent that Borrower has rights therein. To the maximum extent permitted by law, Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

              (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

              (k) Foothill shall give notice of the disposition of the Collateral as follows:

                  (A) Foothill shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                  (B) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least ten (10) days
                                            ----------
before the date fixed for the sale, or at least ten (10) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

              (C) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least ten (10) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

              (l) Foothill may credit bid and purchase at any public sale; and

              (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

          9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

     10. TAXES AND EXPENSES.

          If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower reasonably could be expected to have a material adverse effect on Foothill's interests in the Collateral, in its discretion, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.11, and take any
                                                     ------------
action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Foothill agrees to provide Borrower with concurrent notice of any action taken by it under clauses (a),
(b), or (c) above. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11.  WAIVERS; INDEMNIFICATION.

          11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

          11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 Indemnification. Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document, except, in any such case, to the extent that the same arises from the gross negligence or willful misconduct of the indemnified Person. This provision shall survive the termination of this Agreement.

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

     If to Borrower:     IMAGE ENTERTAINMENT, INC.
                         9333 Oso Avenue
                         Chatsworth, California 91311
                         Attn.:  Jeffrey M. Framer
                         Telefacsimile No. (818) 407-9331

     with a copy to :    IMAGE ENTERTAINMENT, INC.
                         9333 Oso Avenue
                         Chatsworth, California 91311
                         Attn.:  Cheryl L. Lee, Esq.
                         Telefacsimile No. (818) 407-9331

     If to Foothill      FOOTHILL CAPITAL CORPORATION
                         11111 Santa Monica Boulevard
                         Suite 1500
                         Los Angeles, California 90025-3333
                         Attn.:  Business Finance Division Manager
                         Telefacsimile No. (310) 479-2690

     with a copy to:     BROBECK, PHLEGER & HARRISON LLP
                         550 South Hope Street
                         Los Angeles, California 90071
                         Attn: John Francis Hilson, Esq.
                         Telefacsimile No. (213) 239-1324


          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other
                                                            ----------
than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING
                              --------  -------
ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT FOOTHILL'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE
                                ----------
THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

     15.  GENERAL PROVISIONS.

          15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

          15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business.

To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person. Anything to the contrary contained herein notwithstanding, Foothill agrees that so long as no Event of Default has occurred and is continuing, Foothill will not assign any of its rights and obligations hereunder without the prior written consent of Borrower which consent shall not be unreasonably withheld; provided, however, that Borrower's consent shall not be required in connection with the assignment of Foothill's rights hereunder made in connection with the sale of all or a substantial portion of Foothill's commercial loan portfolio. No such consent of Borrower shall be required in connection with the grant by Foothill of any participation interest in its rights and benefits hereunder.

          15.3 Confidentiality. Foothill agrees to hold all material information obtained by it pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information; it being understood and agreed by Borrower that in any event Foothill may make disclosures (a) reasonably required by any bona fide potential or actual assignee, transferee, or participant in connection with any contemplated or actual assignment or transfer by Foothill of an interest herein or any participation interest in Foothill's rights hereunder, (b) of information that has become public by disclosures made by Persons other than Foothill, its Affiliates, assignees, transferees, or participants, or (c) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, Foothill shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof.

          15.4 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          15.5 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          15.6 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          15.7 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

          15.8 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          15.9 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer by Borrower to Foothill of any property of Borrower should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to
                           -----------------
repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          15.10 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                    FOOTHILL CAPITAL CORPORATION,
                    a California corporation

                    /s/ RHONDA R. FOREMAN
                    ---------------------
                    By:    Rhonda R. Foreman
                    Title: Senior Vice President


                    IMAGE ENTERTAINMENT, INC.
                    a California corporation

                    /s/ JEFFREY M. FRAMER
                    ---------------------
                    By:    Jeffrey M. Framer
                    Title: Chief Financial Officer

                         CAPITAL EXPENDITURE LOAN NOTE


$500,000                                                 Los Angeles, California
                                                               December 28, 1998

     FOR VALUE RECEIVED, the undersigned ("Maker") hereby promises to pay to FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), or order, at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, or at such other address as the holder may specify in writing, the principal sum of Five Hundred Thousand Dollars ($500,000) or, if less, the then outstanding principal amount of the term loans (collectively, the "Capital Expenditure Loans") made by Foothill under Section 2.3 of that certain Loan and
                                           -----------
Security Agreement, dated as of even date herewith, between Maker and Foothill (as hereafter amended, restated, supplemented, or modified from time to time, the "Agreement"), plus interest in the manner and upon the terms and conditions set forth below. This Capital Expenditure Loan Note ("Note") is made pursuant to the Agreement, the provisions of which are incorporated herein by this reference. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

     1.   Rate and Payment of Interest.
          ----------------------------

     The principal balance of this Note shall bear interest at the rate equal to the Reference Rate plus the Applicable Margin upon the unpaid principal balance hereof until paid in full. From and after the occurrence of an Event of Default, interest payable hereunder shall be at the rate of four (4.0) percentage points above the Reference Rate. Accrued but unpaid interest under this Note shall be due and payable in arrears on the first day of each month, commencing with the first month after the date of this Note. Interest payable hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed. In the event the Reference Rate is from time to time hereunder changed, the rate of interest provided in this Note automatically shall be increased or decreased by an amount equal to the Reference Rate change.

     2.   Schedule of Principal Payments.
          ------------------------------

     The principal amount of each term loan made under the Capital Expenditure Loan Commitment shall be due and payable in equal monthly installments of one-sixtieth (1/60) of the original principal amount of that particular term loan, such installments to commence on the first day of the first month after that particular term loan is made, and be payable on the first day of each month thereafter until the Capital Expenditure Loans are paid in full; provided,
                                                                 --------
however, that, the foregoing notwithstanding, one (1) final installment in an
-------
amount equal to the remaining aggregate principal balance of all such advances under the Capital Expenditure Loans then outstanding shall be due and payable on the date on which the Agreement is terminated. Anything herein to the contrary notwithstanding, upon the termination of the Agreement or upon the occurrence of an Event of Default thereunder, then the entire unpaid principal balance of this Note, together with all accrued but unpaid interest and all Foothill Expenses, shall become due and payable on the effective date of such termination without presentment, notice, or demand of any kind unless expressly required under the Loan Agreement.

     3.   Prepayment.
          ----------

     This Note may be prepaid in accordance with the terms and conditions of the Agreement.

     4.   Holder's Right of Acceleration.
          ------------------------------

     Upon the occurrence of an Event of Default under the Agreement, the entire remaining principal balance and all accrued and unpaid interest evidenced hereby shall, at Foothill's election and without notice or demand (unless expressly required under the Loan Agreement), become due and payable.

     5.   Additional Rights of Holder.
          ---------------------------

     If any installment of principal or interest hereunder is not paid when due, the holder shall have, in addition to the rights set forth herein, in the Agreement, and under law, the right to compound interest by adding the unpaid interest to principal, with such amount thereafter bearing interest at the rate then applicable under this Note.

     6.  General Provisions.
         ------------------

          A. If this Note is not paid when due, Maker further promises to pay all reasonable costs of collection, foreclosure fees, and reasonable attorneys fees incurred by the holder, whether or not suit is filed hereon, together with the fees, costs and expenses as provided in the Agreement.

          B. Maker hereby consents to any and all renewals, replacements, and/or extensions of time for payment of this Note before, at, or after maturity.

          C. Maker hereby consents to the acceptance, release, or substitution of security for this Note.

          D. Presentment for payment, demand, notice of dishonor, protest, and notice of protest are hereby expressly waived.

          E. No delay or omission on the part of the holder of this Note in exercising any right shall operate as a waiver thereof or of any other right.

          F. A waiver by the holder of this Note upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

          G. Should any one or more of the provisions of this Note be determined illegal or unenforceable, all other provisions shall nevertheless remain effective.

          H. This Note cannot be changed, modified, amended, or terminated orally. A waiver of any rights by the holder of this Note is neither valid nor effective unless made in writing and signed by the holder of this Note.

          I. The validity of this Note, its construction, interpretation, and enforcement, and the rights of the parties hereto shall be determined under, governed by, and construed in accordance with the laws of the State of California; provided, however, that California Code of Civil Procedure (S)(S)
            --------  -------
580a, 580b, 580c, 580d, and 726, and Chapter 2 of Title 14 of the California Civil Code shall apply only to real property located in the State of California, and the applicable laws of a state other than California shall apply to real property located in such other state. The parties agree that all actions or proceedings arising in connection with this Note shall be tried and litigated only in the state and federal courts located in the County of Los Angeles, State of California or, at the sole option of Foothill, in any other court in which Foothill shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy.

     7.  Security For The Note.
         ---------------------

     This Note is secured by the security interest granted by Maker to Foothill under the Agreement in the "Collateral" described in the Agreement and the "Trademark Collateral" described in the Trademark Security Agreement and is subject to all of the terms and conditions thereof, including, but not limited to, the remedies specified therein.

     IN WITNESS WHEREOF, this Note has been executed and delivered on the date first set forth above.


                              IMAGE ENTERTAINMENT, INC.,
                              a California corporation


                              By:  /s/ JEFFREY M. FRAMER
                                 -------------------------

                              Its: Chief Financial Officer
                                  ------------------------

                         TRADEMARK SECURITY AGREEMENT

     THIS TRADEMARK SECURITY AGREEMENT (this "Agreement"), dated as of December 28, 1998, is made by IMAGE ENTERTAINMENT, INC., a California corporation ("Debtor"), in favor of FOOTHILL CAPITAL CORPORATION, a California corporation ("Secured Party").

                                   RECITALS
                                   --------

     A. Secured Party, on the one hand, and Debtor, on the other hand, have entered into that certain Loan and Security Agreement, dated as of the date hereof (as amended, restated, modified, renewed or extended from time to time, the "Loan Agreement"), pursuant to which Secured Party has agreed to make certain financial accommodations to Debtor and Debtor has granted to Secured Party a security interest in (among other things) all of Debtor's general intangibles.

     B. Pursuant to the Loan Agreement and as one of the conditions precedent to the obligations of Secured Party under the Loan Agreement, Debtor has agreed to execute and deliver this Agreement to Secured Party for filing with the United States Patent and Trademark Office and with any other relevant recording systems in any domestic or foreign jurisdiction, and as further evidence of and to effectuate Secured Party's existing security interests in the trademarks and other general intangibles described herein.

                                  ASSIGNMENT
                                  ----------

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, Debtor hereby agrees in favor of Secured Party as follows:

     1.   Definitions; Interpretation.
          ---------------------------

          (a) Certain Defined Terms.  As used in this Agreement, the following
              ---------------------
terms shall have the following meanings:

     "Event of Default" shall have the meaning ascribed thereto in the Loan
      ----------------
Agreement.

     "Lien" means any pledge, security interest, assignment, charge or
      ----
encumbrance, lien (statutory or other), or other preferential arrangement (including any agreement to give any security interest).

     "Proceeds" means whatever is receivable or received from or upon the sale,
      --------
lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Trademark Collateral, including "proceeds" as defined at California UCC Section 9306, all insurance proceeds and all proceeds of proceeds. Proceeds shall include (i) any and all accounts, chattel paper, instruments, general intangibles, cash and other proceeds, payable to or for the account of Debtor, from time to time in respect of any of the Trademark Collateral, (ii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of Debtor from time to time with respect to any of the Trademark Collateral, (iii) any and all claims and payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Trademark Collateral by any Person acting under color of governmental authority, and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Trademark Collateral or for or on account of any damage or injury to or conversion of any Trademark Collateral by any Person.

     "PTO" means the United States Patent and Trademark Office and any successor
      ---
thereto.

     "Secured Obligations" means all liabilities, obligations, or undertakings
      -------------------
owing by Debtor to Secured Party of any kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Loan Agreement, the other Loan Documents, or this Agreement, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including attorneys fees), and expenses which Debtor is required to pay pursuant to any of the foregoing, by law, or otherwise.

     "Trademark Collateral" has the meaning set forth in Section 2.
      --------------------

     "Trademarks" has the meaning set forth in Section 2.
      ----------

     "UCC" means the Uniform Commercial Code as in effect from time to time in
      ---
the State of California.

     "United States" and "U.S." each mean the United States of America.
      -------------       ----

          (b) Terms Defined in UCC.  Where applicable and except as otherwise
              --------------------
defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC.

          (c) Interpretation.  In this Agreement, except to the extent the
              --------------
context otherwise requires:

              (i) Any reference to a Section or a Schedule is a reference to a section hereof, or a schedule hereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a sub-section or a clause of the Section or subsection in which the reference appears.

              (ii) The words "hereof," "herein," "hereto," "here-under" and the like mean and refer to this Agreement as a whole and not merely to the specific Section, subsection, paragraph or clause in which the respective word appears.

              (iii) The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

               (iv) The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation."

               (v) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto.

               (vi) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

               (vii) Any captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.

               (viii) Capitalized words not otherwise defined herein shall have the respective meanings assigned to them in the Loan Agreement.

     2.   Security Interest.
          -----------------

          (a) Assignment and Grant of Security Interest.  To secure the Secured
              -----------------------------------------
Obligations, Debtor hereby grants, assigns, transfers and conveys to Secured Party a continuing security interest in all of Debtor's right, title and interest in and to the following property, whether now existing or hereafter acquired or arising and whether registered or unregistered (collectively, the "Trademark Collateral"):

              (i) all state (including common law), federal and foreign trademarks, service marks and trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, together with and including all licenses therefor held by Debtor (unless the grant of a security interest is prohibited by any license or related licensing agreement), but subject to the rights and options of the licensors thereunder, and all registrations and recordings thereof, and all applications filed or to be filed in connection therewith, including registrations and applications in the PTO, any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including without limitation any of the foregoing identified on Schedule A hereto (as the same may be amended, modified or supplemented from time to time), and the right (but not the obligation) to register claims under any state or federal trademark law or regulation or any trademark law or regulation of any foreign country and to apply for, renew and extend any of the same, to sue or bring opposition or cancellation proceedings in the name of Debtor or in the name of Secured Party for past, present or future infringement or unconsented use thereof, and all rights arising therefrom throughout the world (collectively, the "Trademarks");

               (ii) all claims, causes of action and rights to sue for past, present or future infringement or unconsented use of any Trademarks and all rights arising therefrom and pertaining thereto;

               (iii) all general intangibles related to or arising out of any of the Trademarks and all the goodwill of Debtor's business symbolized by the Trademarks or associated therewith; and

               (iv)   all products and Proceeds of any and all of the foregoing.

          (b) Continuing Security Interest.  Debtor agrees that this Agreement
              ----------------------------
shall create a continuing security interest in the Trademark Collateral which shall remain in effect until terminated in accordance with Section 17.

          (c) Incorporation into Loan Agreement.  This Agreement shall be fully
              ---------------------------------
incorporated into the Loan Agreement and all understandings, agreements and provisions contained in the Loan Agreement shall be fully incorporated into this Agreement. Without limiting the foregoing, the Trademark Collateral described in this Agreement shall constitute part of the Collateral in the Loan Agreement.

     3.   Further Assurances; Appointment of Secured Party as Attorney-in-Fact.
          --------------------------------------------------------------------
Debtor at its expense shall exe-cute and deliver, or cause to be executed and delivered, to Secured Party any and all documents and instruments, in form and substance satisfactory to Secured Party, and take any and all action, which Secured Party may reasonably request from time to time, to perfect and continue perfected, maintain the priority of or provide notice of Secured Party's security interest in the Trademark Collateral and to accomplish the purposes of this Agreement. Upon the occurrence and during the continuation of an Event of Default, Secured Party shall have the right, in the name of Debtor, or in the name of Secured Party or otherwise, without notice to or assent by Debtor, and Debtor hereby irrevocably constitutes and appoints Secured Party (and any of Secured Party's officers or employees or agents designated by Secured Party) as Debtor's true and lawful attorney-in-fact with full power and authority, (i) to sign the name of Debtor on all or any of such documents or instruments and perform all other acts that Secured Party deems necessary or advisable in order to perfect or continue perfected, maintain the priority or enforceability of or provide notice of Secured Party's security interest in, the Trademark Collateral, and (ii) to execute any and all other documents and instruments, and to perform any and all acts and things for and on behalf of Debtor, which Secured Party may deem necessary or advisable to maintain, preserve and protect the Trademark Collateral and to accomplish the purposes of this Agreement, including (A) after the occurrence and during the continuance of any Event of Default, to defend, settle, adjust or institute any action, suit or proceeding with respect to the Trademark Collateral, (B) to assert or retain any rights under any license agreement for any of the Trademark Collateral, and (C) after the occurrence and during the continuance of any Event of Default, to execute any and all applications, documents, papers and instruments for Secured Party to use the Trademark Collateral, to grant or issue any exclusive or non-exclusive license with respect to any Trademark Collateral, and to assign, convey or otherwise transfer title in or dispose of the Trademark Collateral. The power of attorney set forth in this Section 3, being coupled with an interest, is irrevocable so long as this Agreement shall not have terminated in accordance with Section 17.

     4.   Representations and Warranties.  Debtor represents and warrants to
          ------------------------------
Secured Party as follows:

          (a) No Other Trademarks.  Schedule A sets forth, as of the Closing
              -------------------
Date, a true and correct list of all of the existing Trademarks that are registered, or for which any application for registration has been filed with the PTO or any corresponding or similar trademark office of any other U.S. or foreign jurisdiction, and that are owned or held (whether pursuant to a license or otherwise) and used by Debtor.

          (b) Trademarks Subsisting.  Each of the Trademarks listed in Schedule
              ---------------------
A is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the best of Debtor's knowledge, each of the Trademarks is valid and enforceable.

          (c) Ownership of Trademark Collateral; No Violation.  (i) Debtor has
              -----------------------------------------------
rights in and good and defensible title to the existing Trademark Collateral,
(ii) with respect to the Trademark Collateral shown on Schedule A hereto as owned by it, Debtor is the sole and exclusive owner thereof, free and clear of any Liens and rights of others (other than the security interest created hereunder), including licenses, registered user agreements and covenants by Debtor- not to sue third persons and (iii) with respect to any Trademarks for which Debtor is either a licensor or a licensee pursuant to a license or licensee agreement regarding such Trademark, each such license or licensing agreement is in full force and effect, Debtor is not in default of any of its obligations thereunder and, other than the parties to such licenses or licensing agreements, no other Person has any rights in or to any of the Trademark Collateral. To the best of Debtor's knowledge, the past, present and contemplated future use of the Trademark Collateral by Debtor has not, does not and will not infringe upon or violate any right, privilege or license agreement of or with any other Person that reasonably could be expected to have a material adverse effect on the Trademark Collateral.

          (d) No Infringement.  To the best of Debtor's knowledge, no material
              ---------------
infringement or unauthorized use presently is being made of any of the Trademark Collateral by any Person.

          (e) Powers.  Debtor has the unqualified right, power and authority to
              ------
pledge and to grant to Secured Party a security interest in all of the Trademark Collateral pursuant to this Agreement, and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person except as already obtained.

     5.   Covenants.  So long as any of the Secured Obligations remain
          ---------
unsatisfied, Debtor agrees that it will comply with all of the covenants, terms and provisions of this Agreement, the Loan Agreement and the other Loan Documents, and Debtor will promptly give Secured Party written notice of the occurrence of any event that reasonably could be expected to have a material adverse effect on any of the Trademarks or the Trademark Collateral, including any petition under the Bankruptcy Code filed by or against any licensor of any of material Trademarks as to which Debtor is a licensee.

     6.   Future Rights.  For so long as any of the Secured Obligations shall
          -------------
remain outstanding, or, if earlier, until Secured Party shall have released or terminated, in whole but not in part, its interest in the Trademark Collateral, if and when Debtor shall obtain rights to any new Trademarks, or any reissue, renewal or extension of any Trademarks, the provisions of Section 2 shall automatically apply thereto and Debtor shall give to Secured Party prompt notice thereof. Debtor shall do all things deemed necessary or reasonably judged to be advisable by Secured Party to ensure the validity, perfection, priority and enforceability of the security interests of Secured Party in such future acquired Trademark Collateral. If, upon written request therefor from Foothill to Debtor to do so, Debtor fails promptly to modify, amend, or supplement the Schedules hereto and to re-execute this Agreement from time to time to include any future Trademarks which are or become Trademark Collateral and to cause such re-executed Agreement or such modified, amended or supplemented Schedules to be filed with the PTO, then Debtor hereby authorizes Secured Party to modify, amend or supplement the Schedules hereto and to re-execute this Agreement from time to time on Debtor's behalf and as its attorney-in-fact to include any future Trademarks which are or become Trademark Collateral and to cause such re-executed Agreement or such modified, amended or supplemented Schedules to be filed with the PTO.

     7.   Secured Party's Duties.  Notwithstanding any provision contained in
          ----------------------
this Agreement, Secured Party shall have no duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to Debtor or any other Person for any failure to do so or delay in doing so. Except for the accounting for moneys actually received by Secured Party hereunder or in connection herewith, Secured Party shall have no duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Trademark Collateral.

     8.   Remedies.  From and after the occurrence and during the continuation
          --------
of an Event of Default, Secured Party shall have all rights and remedies available to it under the Loan Agreement and applicable law (which rights and remedies are cumulative) with respect to the security interests in any of the Trademark Collateral or any other Collateral. Debtor agrees that such rights and remedies include the right of Secured Party as a secured party to sell or otherwise dispose of its Collateral after default, pursuant to UCC Section 9-
504. Debtor agrees that Secured Party shall at all times have such royalty-free licenses, to the extent permitted by law, for any Trademark Collateral that is reasonably necessary to permit the exercise of any of Secured Party's rights or remedies upon or after the occurrence of (and during the continuance of) an Event of Default with respect to (among other things) any tangible asset of Debtor in which Secured Party has a security interest, including Secured Party's rights to sell inventory, tooling or packaging which is acquired by Debtor (or its successor, assignee or trustee in bankruptcy). In addition to and without limiting any of the foregoing, upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the right but shall in no way be obligated to bring suit, or to take such other action as Secured Party deems necessary or advisable, in the name of Debtor or Secured Party, to enforce or protect any of the Trademark Collateral, in which event Debtor shall, at the request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement. To the extent that Secured Party shall elect not to bring suit to enforce such Trademark Collateral, Debtor agrees to use all reasonable measures and its diligent efforts, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation or violation thereof by others that reasonably could be expected to have a material adverse effect on the Trademark Collateral and for that purpose agrees diligently to maintain any action, suit or proceeding against any Person necessary to prevent such infringement, misappropriation or violation.

     9.   Binding Effect.  This Agreement shall be binding upon, inure to the
          --------------
benefit of and be enforceable by Debtor and Secured Party and their respective permitted successors and assigns.

     10.  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be mailed, sent or delivered in accordance with the Loan Agreement.

     11.  Governing Law.  This Agreement shall be governed by, and construed and
          -------------
enforced in accordance with, the laws of the State of California, except to the extent that the validity or perfection of the assignment and security interests hereunder in respect of any Trademark Collateral are governed by federal law, in which case such choice of California law shall not be deemed to deprive Secured Party of such rights and remedies as may be available under federal law.

     12.  Entire Agreement; Amendment.  This Agreement, together with the
          ---------------------------
Schedules hereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior drafts and communications relating to such subject matter. Neither this Agreement nor any provision hereof may be modified, amended or waived except by the written agreement of the parties as provided in the Loan Agreement. Notwithstanding the foregoing, Secured Party may re-execute this Agreement or modify, amend or supplement the Schedules hereto as provided in Section 6 hereof.

     13.  Severability.  If one or more provisions contained in this Agreement
          ------------
shall be invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party shall, to the fullest extent permitted by applicable law, not invalidate or render illegal or unenforceable any such provision in any other jurisdiction or with respect to any other party, or any other provisions of this Agreement.

     14.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by different parties hereto in separate counter-parts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     15.  Loan Agreement.  Debtor acknowledges that the rights and remedies of
          --------------
Secured Party with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Loan Agreement and all such rights and remedies are cumulative.

     16.  No Inconsistent Requirements.  Debtor acknowledges that this Agreement
          ----------------------------
and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and Debtor agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms. To the extent of any conflict between the provisions of this Agreement and the Loan Agreement, however, the provisions of the Loan Agreement shall govern.

     17.  Termination.  Upon the indefeasible payment in full of the Secured
          -----------
Obligations, including the cash collateralization, expiration, or cancellation of all Secured Obligations, if any, consisting of letters of credit, and the full and final termination of any commitment to extend any financial accommodations under the Loan Agreement-, this Agreement shall terminate and Secured Party shall execute and deliver such documents and instruments and take such further action reasonably requested by Debtor, at Debtor's expense, as shall be necessary to evidence termination of the security interest granted by Debtor to Secured Party hereunder, including cancellation of this Agreement by written notice from Secured Party to the PTO.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.


                            IMAGE ENTERTAINMENT, INC.


                            /s/ JEFFREY M. FRAMER
                            -----------------------------------------
                            By:     Jeffrey M. Framer
                            Title:  Chief Financial Officer


                            FOOTHILL CAPITAL CORPORATION


                            /s/ RHONDA R. FOREMAN
                            -----------------------------------------
                            By:     Rhonda R. Foreman
                            Title:  Senior Vice President